EXHIBIT 21

THE DRESS BARN, INC.

SUBSIDIARIES OF THE REGISTRANT

State of Incorporation or Formation
Subsidiaries of The Dress Barn, Inc.

D.B.R., Inc.	Delaware

DBX Inc.	New York

Dunnigan Realty, LLC	Delaware

Dress Barn Credit Management, LLC	Virginia

Maurices Incorporated	Delaware

Jule, Inc.	Delaware

Tween Brands, Inc. d/b/a “Justice”	Delaware

Subsidiaries of Maurices Incorporated

Maurices Credit Management, Inc.	Virginia

Subsidiaries of Tween Brands, Inc.

American Factoring, Inc.	Nevada

Tween Brands Store Planning, Inc.	Ohio

Tween Brands Purchasing, Inc.	Ohio

Tween Brands Direct Services, Inc.	Ohio

Tween Brands Direct, LLC	Ohio

Tween Brands Agency, Inc.	Ohio

Tween Brands Investment, LLC	Ohio

Too G.C., LLC	Ohio

Tween Brands Service Co.	Ohio

Too Retail & Sales Puerto Rico, Inc.	Puerto Rico

Tween Brands Sourcing Hong Kong, Ltd.	Hong Kong